                                                                     Exhibit 1-7

                             PX Holding Corporation
                              35 East 62nd Street
                            New York, New York 10021

                                                              November 16, 2004

Panavision Inc.
c/o Bobby G. Jenkins
Chief Financial Officer
6219 De Soto Avenue
Woodland Hills, California 91367

Gentlemen:

                  PX Holding Corporation, a Delaware corporation ("PX Holding"), and Panavision Inc., a Delaware corporation ("Panavision"), hereby agree that, simultaneously with the execution hereof, PX Holding will deliver to Panavision
(i) 215,274 shares of Series D Cumulative Pay-In-Kind Preferred Stock, par value
$0.01 per share, of Panavision (the "Series D Preferred Stock"), having an aggregate liquidation preference of $215,274,000, together with accrued and unpaid dividends thereon as of the date hereof (which amount is approximately
$18,558,960), in exchange for which Panavision will issue to PX Holding, and PX
Holding will acquire, shares of common stock, par value $0.01 per share ("Common
Stock"), of Panavision, at an exchange ratio (the "Exchange Ratio") of 125 shares of Common Stock for each $1,000 of outstanding liquidation preference or accrued and unpaid dividends thereon, as the case may be (so as to value the
Common Stock in the transaction at $8.00 per share), and (ii) 1,381,690 shares of Series E Non-Cumulative Perpetual Participating Preferred Stock, par value
$0.01 per share (together with the 215,274 shares of Series D Preferred Stock, the "Consideration Shares"), of Panavision, in exchange for which Panavision will issue to PX Holding, and PX Holding will acquire, 1,381,690 shares of
Common Stock (together with the shares of Common Stock issued by Panavision in exchange for the Series D Preferred Stock, the "Common Shares").

                  The parties acknowledge that the Common Shares shall be
Registrable Securities for the purposes of the Registration Rights Agreement, dated as of December 3, 2002, between Panavision and PX Holding.

                  In connection with the transactions contemplated by this
Letter Agreement, PX Holding represents and warrants that:

          1.      PX Holding is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

          2.      None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated or compliance with the terms and conditions hereof by PX Holding will conflict with or result

                  in a breach of, or require any authorization, approval or
                  consent which has not been obtained under, or constitute a default under, the charter or by-laws of PX Holding, or any applicable provision or term of any law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which PX Holding is a party or by which PX Holding or any of its property is bound or to which it is subject;

          3.      PX Holding has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations as described in this Letter Agreement and the execution, delivery and performance by PX Holding of this Letter Agreement has been duly authorized;

          4.      This Letter Agreement has been duly and validly executed and delivered by PX Holding and constitutes the legal, valid and binding obligation of PX Holding, enforceable against PX
                  Holding in accordance with its terms, except as such
                  enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

          5.      The transfer of the Consideration Shares will effectively vest in Panavision good, valid and marketable title to the
                  Consideration Shares, free and clear of all Encumbrances
                  whatsoever, except for restrictions on transfer imposed by the
                  Securities Act of 1933, as amended (the "Securities Act"), or state securities laws. As used in this Letter Agreement, the term "Encumbrances" means any and all liens, charges, security interests, options, claims, mortgages, pledges, or agreements, obligations, understandings or arrangements or other
                  restrictions on title or transfer of any nature whatsoever;

          6.      PX Holding is acquiring the Common Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of
                  distributing or selling the Common Shares. PX Holding agrees that the Common Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of
                  without registration under the Securities Act and
                  qualification under any applicable state securities laws,
                  except pursuant to an exemption from such registration under the Securities Act and qualification under such laws; and

          7.      PX Holding is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act.

                  In connection with the transactions contemplated by this
Letter Agreement, Panavision represents and warrants that:

          1.      Panavision is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

          2.      None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated
                  (including, but not limited to the issuance and sale of the
                  Common Shares) or compliance with the terms and conditions hereof by Panavision will conflict with or result in a breach of, or require any authorization, approval or consent which has not been obtained under, or constitute a default under, the charter or by-laws of Panavision, or any applicable
                  provision or term of any law or regulation, or any order,
                  writ, injunction or decree of any court or governmental
                  authority or agency, or any material agreement or instrument to which Panavision is a party or by which Panavision or any of its property is bound or to which it is subject;

          3.      Panavision has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations as described in this Letter Agreement and the execution, delivery and performance by Panavision of this Letter Agreement has been duly authorized;

          4.      This Letter Agreement has been duly and validly executed and delivered by Panavision and constitutes the legal, valid and binding obligation of Panavision, enforceable against
                  Panavision in accordance with its terms, except as such
                  enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

          5.      The Common Shares being issued pursuant to this Letter
                  Agreement have been duly authorized by all necessary corporate action on the part of Panavision, and the Common Shares being issued pursuant to this Letter Agreement will be validly
                  issued, fully paid and nonassessable, will be free and clear of all Encumbrances whatsoever, except for restrictions on transfer imposed by the Securities Act or state securities laws, and the issuance of such shares is not subject to
                  preemptive or subscription rights of any stockholder of
                  Panavision.

                  PX Holding agrees that neither it nor any of its affiliates
(as such term is defined in the Securities Exchange Act of 1934, as amended
("Affiliates")) shall effect or agree to effect a merger with Panavision pursuant to Section 253 of the Delaware General Corporation Law (or any
successor provision of such law) or the equivalent under the law of any applicable jurisdiction (a "Short-Form Merger"); provided that the foregoing restriction shall not apply (i) from and after such time as PX Holding and its Affiliates collectively own less than 90% of the Common Stock (the
"Termination Date"), provided that the transaction or series of transactions giving rise to the Termination Date were consummated in good faith and not for the primary purpose of evading the foregoing restriction; or (ii) if PX Holding or its Affiliate (as applicable) either:

          1.      Obtains the prior consent to such Short-Form Merger by a
                  majority vote of a special committee of Panavision's Board of
                  Directors composed of no less than two directors, each of whom is independent from PX Holding and its Affiliates under
                  Delaware law (each such director, an "Independent Director");
                  provided that such special committee of Panavision's Board of
                  Directors shall have first been duly authorized to negotiate with PX Holding or its Affiliate (as applicable) and to
                  retain, and shall have retained, outside independent financial advisors and legal counsel to advise it in connection with such negotiations and consent; or

          2.      Shall theretofore have made and consummated (without a waiver of the Minimum Condition (as defined below)) a Qualifying
                  Tender Offer (as defined below) for the remaining shares of
                  Common Stock not owned by PX Holding or its Affiliates (such shares, "Minority Shares") prior to effecting such Short-Form
                  Merger; provided that such Short-Form Merger shall be effected as promptly as practicable following the consummation of the
                  Qualifying Tender Offer and shall be at the same per share consideration for all Minority Shares (as adjusted for stock splits, stock dividends and similar events).

                  As used in this Letter Agreement, the term "Qualifying Tender
Offer" shall mean an offer by PX Holding or one of its Affiliates to purchase all of the Minority Shares that satisfies each of the following conditions:

          1.      A special committee of Panavision's Board of Directors
                  composed of Independent Directors shall have been established to consider the tender offer (the "Tender Offer Special
                  Committee") and such Tender Offer Special Committee shall have been authorized to retain, and shall have retained, outside independent financial advisors and legal counsel in connection therewith;

          2.      The Tender Offer Special Committee shall be entitled to submit a Schedule 14D-9 under Rule 14d-9 of the Exchange Act on
                  behalf of the Company in respect of the tender offer;

          3.      PX Holding or its applicable Affiliate shall have disclosed in its Schedule TO with respect to the tender offer its intention and firm commitment to effect a Short-Form Merger at the same per-share consideration (as adjusted for stock splits, stock dividends and similar events) as promptly as practicable
                  following the consummation of such tender offer; and

          4.      The tender offer shall be subject to the unwaivable condition
                  (the "Minimum Condition") that a majority of the Minority
                  Shares shall have been validly tendered and purchased in
                  connection with the tender offer; provided that, in the event that Sony Corporation or an Affiliate (collectively, "Sony")
                  (i) is a shareholder of Panavision and (ii) is involved in significant business relationships with either PX Holding,
                  Panavision or any of their respective Affiliates at the time of the tender offer such that Sony's independence from PX
                  Holding or its Affiliates is compromised, any shares of Common
                  Stock held by Sony shall be disregarded in determining whether the Minimum Condition has been satisfied.

                  PX Holding further agrees that, until the earlier to occur of
(i) the Termination Date and (ii) PX Holding or any of its Affiliates having acquired all Minority Shares, neither it nor its Affiliates will, without the prior written consent of a majority of the Independent Directors of Panavision's
Board offer, sell, contract to sell, transfer, hypothecate or otherwise dispose of, directly or indirectly, securities of Panavision in a transaction or series of transactions that would result in any person or group of related persons owning 90% or more of the outstanding shares of each class of Panavision's stock in the aggregate unless the transferee(s) of such stock agrees to (a) promptly make an offer to purchase all outstanding shares of Common Stock at the same price per share or (b) be bound by the provisions contained in this Letter
Agreement; provided that this restriction shall not apply to any pledge, grant of security interest in, hypothecation or similar Encumbrance of any shares of
Common Stock in connection with a bona fide financing transaction or any foreclosure or sale of such Common Stock in connection with any foreclosure thereon by the relevant secured parties.

                  Upon the delivery of the Consideration Shares in exchange for the Common Shares, PX Holding and Panavision shall execute and deliver a cross receipt in the form attached hereto as Exhibit A.

                  The provisions of this Letter Agreement may not be amended or waived except by an instrument in writing signed by the parties hereto, and, in the case of Panavision, only upon authorization of a majority of the Independent
Directors. No waiver of any breach or provision of this Letter Agreement by a party shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

                  This Letter Agreement shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of said State, without regard to conflicts of law principles thereof.

                  This Letter Agreement may be executed in one or more
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                  If you are in agreement with the foregoing, please so indicate by signing the enclosed duplicate copy of this Letter Agreement.

                             PX HOLDING CORPORATION

                             By: /s/ Todd J. Slotkin
                                 -------------------
                             Name:  Todd J. Slotkin
                             Title: Executive Vice President & Chief
                                    Financial Officer

ACCEPTED AND AGREED TO:

PANAVISION INC.

By: /s/ Bobby G. Jenkins
    ---------------------
Name:  Bobby G. Jenkins
Title: Executive Vice President &
       Chief Financial Officer

                                                                      EXHIBIT A
                                                                      ---------

                                  CROSS RECEIPT

         Reference is made to that certain Letter Agreement (the "Letter
Agreement"), dated as of November 16, 2004, between PX Holding Corporation, a
Delaware corporation ("PX Holding"), and Panavision Inc., a Delaware corporation
("Panavision").

         Panavision hereby acknowledges delivery of (i) 215,274 shares of Series
D Cumulative Pay-In-Kind Preferred Stock, par value $0.01 per share, of
Panavision, on which there are $18,558,960 of accrued and unpaid dividends and
(ii) 1,381,690 shares of Series E Non-Cumulative Perpetual Participating
Preferred Stock, par value $0.01 per share, of Panavision, in satisfaction of PX
Holding's obligations under the Letter Agreement.

                                            PANAVISION INC.

                                            By: __________________________
                                            Name:
                                            Title:

         PX Holding hereby acknowledges delivery of 30,610,810 shares of common stock, par value $0.01 per share, of Panavision, in satisfaction of Panavision's obligations under the Letter Agreement.

                                            PX HOLDING CORPORATION

                                            By: ___________________________
                                            Name:
                                            Title: